Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Michael A. Sicuro
702.263.2505

MIKOHN REPORTS FIRST QUARTER 2004 OPERATING RESULTS

CASH POSITION REMAINS AT $8.7 MILLION

RAISES LOWER END OF ESTIMATES FOR FISCAL 2004

LAS VEGAS – May 11, 2004 - Mikohn Gaming Corporation (NASDAQ: MIKN) (the Company), a leading provider of diversified products and services used in the gaming industry worldwide, announced today that it reported a net loss of $2.3 million, or $.11 per share, for the three months ended March 31, 2004, as compared to a net loss of $5.0 million, or $0.39 per share, in the same period a year ago.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $2.6 million for the first quarter of fiscal 2004 as compared to $2.2 million for the same period a year ago.

Revenues for the first quarter of 2004 declined to $21.1 million from $24.5 million in the same period a year ago primarily due to lower license fees from slot and table games, and lower product sales. Slot and table game revenues declined during the three months ended March 31, 2004 as compared to the same period in 2003 due primarily to a decrease in the installed base of slot contracts under daily license fee arrangements, offset by an increase in the installed base of slot contracts with periodic license fees. There was no material shift in the fee per day for slot contracts under daily fee arrangements in the first quarter of 2004 as compared to the same period in 2003. In addition, there was no material shift in the installed base or fee per day of outstanding table game contracts in the first quarter of 2004 as compared to the same period in 2003. The decrease in product sales during the first quarter of 2004 vs. the same period in 2003 was primarily due to the elimination of selling these products in Australia.

The Company’s gross margin increased 360 basis points in the first quarter of 2004 as compared to the same period in 2003 primarily due to an increase in slot contracts under periodic license fee arrangements as a percentage of total slot contracts outstanding, and a lower overall cost structure for the product sales business segment.

President and Chief Executive Officer Russel McMeekin stated: “We are pleased with our progress this quarter from both a top and bottom line perspective. For the first time since June 2003, we recorded sequential revenue growth with an increase of over 5 percent in the first quarter of 2004 as compared to the fourth quarter of 2003. We achieved this despite a sequential decline in revenues from our systems business, which was lower due to several large contracts that were not completed until the second quarter. Additionally, we used no cash during the quarter and therefore our cash position of $8.7 million at the end of March 2004 remained consistent with the December 31, 2003 balance.”

Financial Outlook

Chief Financial Officer Michael A. Sicuro stated: “Mikohn’s operating results this quarter reflect changes in the Company’s business model, balance sheet, organizational structure and management team. We believe the sequential revenue growth achieved in the first quarter of 2004 will continue into the second quarter. As a result, we estimate revenues to range from $22 - $24 million and EBITDA to be from $3 - $4 million for the second quarter of fiscal 2004. We expect negative free cash flow in the second quarter of 2004 of $1 - $3 million, after our semi-annual debt service payment of approximately $4 million. We estimate our net GAAP reported earnings for the second quarter of 2004 to range from a loss of $2 million to possibly break even if we meet or exceed the top end of our revenue estimates (loss per share of $.10 to earnings per share of $0.00, excluding the effect of the exercise of any outstanding warrants).”

Sicuro continued: “As a result of our performance in the first quarter and our expectations for the second quarter, we are raising the lower end of the range of our financial estimates for 2004. We now expect revenues to range from $92 - $100 million, EBITDA of $16 - $20 million and GAAP reported net earnings to range from a loss of $5 million to positive net earnings of $1 million in fiscal 2004. Our estimates for free cash flow for 2004 are unchanged. The sequential decline in systems revenues in the first quarter was due to the timing of completing certain contracts. We expect revenues from this business segment to grow throughout the remainder of the year resulting in an increase of at least 20 percent in 2004 as compared to 2003.”

Free cash flow is defined as the net change in cash and cash equivalents at the beginning of a reporting period as compared to the cash and cash equivalents at the end of that same reporting period; EBITDA is defined as earnings before interest, taxes, depreciation and amortization. GAAP is defined as generally accepted accounting principles as applied in the United States.

A conference call to discuss Mikohn’s operating results for the three months ended March 31, 2004 will be hosted by management on May 12, 2004 at 8:00 AM PDT. Interested parties may participate via teleconference by dialing 800.901.5241, passcode 46951966. International parties may participate by dialing 617.786.2963, passcode 46951966. The teleconference will be webcast on the Company’s website at www.mikohn.com. A replay of the teleconference can be accessed for 30 days by dialing 888.286.8010, passcode 51566093, and international parties by dialing 617.801.6888, passcode 51566093, or on the Company’s website at www.mikohn.com. The Company’s website will also include any additional material historical financial or statistical information discussed in the conference call and not included in this release (as well as any non GAAP financial measures as defined by the SEC), if applicable, and a copy of the Company’s investor presentation.

About Mikohn: Mikohn is a leading supplier of innovative and diversified products and services used in the gaming industry worldwide. The Company develops, manufactures and distributes an expanding array of slot games, table games and advanced player tracking and accounting systems for slot machines and table games. The Company is also a market leader in exciting visual displays and progressive jackpot technology for casinos worldwide. There is a Mikohn product in virtually every casino in the world. For further information, visit the Company’s website at www.mikohn.com.

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Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding sequential revenue growth, second quarter 2004 expectations with respect to revenue, EBITDA, free cash flow and GAAP earnings, expected revenue trends and expected revenue, EBITDA, free cash flow and net earnings for 2004. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to delay in the introduction of new products, rights licensed from content providers, the Company’s ability to enforce its intellectual property rights, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

MIKOHN GAMING CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	March 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,733	$8,683
Accounts receivable, net	11,625	11,497
Installment sales receivable, net	436	501
Inventories, net	6,838	6,258
Prepaid expenses	3,101	2,498
Deferred tax asset	3,313	3,313

Total current assets	34,046	32,750

Installment sales and notes receivable, net	59	97
Property and equipment, net	10,909	11,869
Intangible assets, net	55,100	55,506
Goodwill	2,860	2,860
Other assets	5,618	6,090

Total assets	$108,592	$109,172

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$3,865	$6,176
Customer deposits	3,015	2,981
Current portion of long-term debt and notes payable	590	727
Accrued liabilities	11,930	8,696
Deferred revenues and license fees	1,432	1,027

Total current liabilities	20,832	19,607

Long-term debt and notes payable, net of unamortized discount of 2,283 and 2,412	63,079	62,989
Other long-term liabilities	3,196	3,073
Deferred tax liability	16,114	16,114

Total liabilities	103,221	101,783

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 21,953,356 and 21,910,611 issued and outstanding	2,195	2,191
Additional paid-in capital	114,499	114,325
Foreign currency translation	(96)	(253)
Accumulated deficit	(110,515)	(108,162)

Subtotal	6,083	8,101
Less treasury stock, 194,913 shares, at cost	(712)	(712)

Total stockholders’ equity (deficit)	5,371	7,389

Total liabilities and stockholders’ equity (deficit)	$108,592	$109,172

MIKOHN GAMING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands except per share amounts)	Three Months Ended March 31,
	2004	2003
Revenues:
Slot and table games	$9,525	$11,264
Product sales	9,089	10,700
Systems	2,515	2,548

Total revenues	21,129	24,512

Cost of revenues:
Slot and table games	2,936	4,075
Product sales	5,325	6,680
Systems	1,481	1,429

Total cost of revenues	9,742	12,184

Gross profit	11,387	12,328

S G & A expenses	5,825	6,176
Slot rent expense	822	1,390
Research and development	1,530	1,187
Depreciation & amortization	2,544	3,301
Non-recurring charges/ asset write downs	564	1,347

	11,285	13,401

Operating income (loss)	102	(1,073)

Interest expense	(2,480)	(3,878)
Other income (loss)	25	(92)

Loss before income tax provision	(2,353)	(5,043)
Income tax provision	—	(3)

Net loss	$(2,353)	$(5,046)

Weighted average common shares:
Basic	21,731	12,877

Diluted	21,731	12,877

Basic and diluted loss per share:	$(0.11)	$(0.39)

Mikohn

Installed Base Summary - Slot and Table Games

	As of March 31, 2004
	Slots	Tables	Total
Hardware Owned by Mikohn - Daily Fees	1,425	988	2,413

Hardware Owned by Operator - Daily Fees	345	435	780

Periodic Fees (Annual, Quarterly, One Time)	1,015	—	1,015

Total In-Service Installed Base	2,785	1,423	4,208

Installations in Process	538	33	571

Out-of-Service	1,370	7	1,377